Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
1940 Air Products Boulevard
Allentown, PA 18106-5500
www.airproducts.com

Air Products Reports Fiscal 2023 Third Quarter GAAP EPS of $2.67 and Adjusted EPS of $2.98
and Raises Full-Year Adjusted EPS Guidance
Q3 FY23 (comparisons versus prior year):
•GAAP EPS# of $2.67, up two percent; GAAP net income of $611 million, up four percent; and GAAP net income margin of 20.1 percent, up 170 basis points
•Adjusted EPS* of $2.98, up 16 percent; adjusted EBITDA* of $1.2 billion, up 12 percent; and adjusted EBITDA margin* of 39.8 percent, up 590 basis points
•Higher pricing and volumes drove improved results in all regional segments

Recent Highlights
•Completed financial close on the world’s largest green hydrogen production facility with equal joint venture partners, ACWA Power and NEOM, in May; Air Products is the exclusive off-taker and will absorb the full production volume of the green hydrogen produced in the form of green ammonia from the facility
•Signed $1 billion investment agreement with the Republic of Uzbekistan and Uzbekneftegaz JSC to acquire, own and operate a natural gas-to-syngas processing facility within Uzbekneftegaz JSC's multi-billion dollar gas-to-liquids facility, one of the most advanced energy plants in the world
•Announced additional liquefied natural gas (LNG) technology and equipment project wins with Qatargas (North Field South Project, Ras Laffan, the State of Qatar) and Bechtel Energy Inc. (NextDecade’s Rio Grande LNG Phase I Project, Port of Brownsville, Texas); announced plans for a nearly 20 percent expansion of the winding capacity at Air Products’ LNG equipment manufacturing facility in Port Manatee, Florida

•Continued to support decarbonization of heavy-duty road transport, with new hydrogen supply and technology investments in North America and Europe
•Published annual Sustainability Report detailing the Company’s sustainability goals, world-scale projects, the role clean hydrogen plays in the energy transition, and how the Company's industrial gases and expertise help customers reduce their environmental impact, including avoiding the equivalent of 86 million tonnes of carbon dioxide emissions last year
•Entered into an amended employment agreement with Chairman, President and CEO Seifi Ghasemi to extend the term of his employment until September 30, 2028. On September 30, 2024 and on each anniversary thereof, the term of the employment agreement will automatically renew to be a five-year term unless either party provides notice of non-renewal or the agreement is otherwise terminated in accordance with its terms.
Guidance
•Increased fiscal 2023 full-year adjusted EPS guidance* by $0.05 at the midpoint to $11.40 to $11.50, up 11 to 12 percent over prior year adjusted EPS* calculated on the same basis; fiscal 2023 fourth quarter adjusted EPS guidance* of $3.04 to $3.14, up seven to 10 percent over prior year fourth quarter adjusted EPS* calculated on the same basis
•Continue to expect fiscal year 2023 capital expenditures* of $5.0 billion to $5.5 billion

#Earnings per share is calculated and presented on a diluted basis from continuing operations attributable to Air Products.
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*Certain results in this release, including in the highlights above, include references to non-GAAP financial measures on a consolidated, continuing operations basis and a segment basis. Additional information regarding these measures and reconciliations of GAAP to non-GAAP historical results can be found below. In addition, as discussed below, it is not possible, without unreasonable efforts, to identify the timing or occurrence of future events, transactions, and/or investment activity that could have a significant effect on the Company's future GAAP EPS or cash flow used for investing activities if any of these events were to occur.

LEHIGH VALLEY, Pa. (August 3, 2023) - Air Products (NYSE:APD) today reported third quarter fiscal 2023 results, including GAAP EPS from continuing operations of $2.67, up two percent from prior year. The current year includes an unfavorable $0.30 per share impact from business and asset actions as well as costs for the non-service related components of the Company's defined benefit pension plans, both of which are reflected as adjustments in the non-GAAP measures discussed below. GAAP net income of $611 million was up four percent as higher pricing and higher equity affiliates' income more than offset higher costs. GAAP net income margin of 20.1 percent increased 170 basis points over the prior year, which also included a positive impact from lower energy cost pass-through due to declining energy prices.

For the quarter, on a non-GAAP basis, adjusted EPS from continuing operations of $2.98 increased 16 percent over the prior year. Adjusted EBITDA of $1.2 billion was up 12 percent as higher pricing and higher equity affiliates' income more than offset higher costs. Adjusted EBITDA margin of 39.8 percent increased 590 basis points over the prior year, which also included a positive impact from lower energy cost pass-through.

Third quarter sales of $3.0 billion decreased five percent over the prior year as four percent higher pricing and three percent higher volumes were more than offset by 11 percent lower energy cost pass-through and one percent unfavorable currency.

Commenting on the results, Air Products' Chairman, President and Chief Executive Officer Seifi Ghasemi said, "The committed, motivated and talented people of Air Products once again delivered excellent results for the quarter. Pricing and volumes were up in every region. We generated significant free cash flow, and we continue to successfully execute our megaprojects to decarbonize the world. Based on this performance, we have again increased our guidance for the full year. I would like to thank our employees for their dedication and hard work.”

Fiscal 2023 Third Quarter Results by Business Segment
•Americas sales of $1.3 billion were down 11 percent versus the prior year, as six percent higher volumes and four percent higher pricing were more than offset by 21 percent lower energy cost pass-through. Operating income of $375 million increased 25 percent and adjusted EBITDA of $568 million increased 18 percent, in each case due to higher pricing and higher volumes, partially offset by higher costs. Operating margin of 29.7 percent increased 860 basis points and adjusted EBITDA margin of 45.0 percent increased 1,110 basis points, driven primarily by lower energy cost pass-through.
•Asia sales of $823 million increased 10 percent over the prior year, as eight percent higher volumes, four percent higher pricing and three percent higher energy cost pass-through more than offset five percent unfavorable currency. Operating income of $241 million increased 14 percent and adjusted EBITDA of $357 million increased 10 percent, in each case due to the favorable volumes and pricing, partially offset by unfavorable currency impacts and higher costs. Operating margin of 29.3 percent increased 130 basis points and adjusted EBITDA margin of 43.3 percent increased 20 basis points.
•Europe sales of $707 million decreased four percent from the prior year, as six percent higher pricing, two percent favorable currency and one percent higher volumes were more than offset by 13 percent lower energy cost pass-through. Operating income of $176 million increased 28 percent and adjusted EBITDA of $254 million increased 23 percent, in each case primarily driven by higher pricing and higher volumes, partially offset by higher costs. Operating margin of 24.9 percent increased 630 basis points and adjusted EBITDA margin of 35.9 percent increased 790 basis points, driven primarily by higher pricing and lower energy cost pass-through.
•Middle East and India equity affiliates' income of $96 million increased 42 percent compared to the prior year, primarily due to the second phase of the Jazan project, which was completed in January 2023.

•Corporate and other sales of $204 million decreased 17 percent compared to the prior year, driven by lower sale of equipment activity.

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Outlook
Air Products provides adjusted EPS guidance on a continuing operations basis, excluding the impact of certain items that management believes are not representative of the Company's underlying business performance, such as the incurrence of costs for cost reduction actions and impairment charges, or the recognition of gains or losses on certain disclosed items. It is not possible, without unreasonable efforts, to predict the timing or occurrence of these events or the potential for other transactions that may impact future GAAP EPS. Similarly, it is not possible, without unreasonable efforts, to reconcile forecasted capital expenditures to future cash used for investing activities because management is not able to identify the timing or occurrence of future investment activity, which is driven by management's assessment of competing opportunities at the time the Company enters into transactions. Furthermore, it is not possible to identify the potential significance of these events in advance, but any of these events, if they were to occur, could have a significant effect on the Company's future GAAP results. Management therefore is unable to reconcile, without unreasonable effort, the Company’s forecasted range of adjusted EPS or capital expenditures to a comparable GAAP range.
Air Products expects increased full-year fiscal 2023 adjusted EPS guidance of $11.40 to $11.50, up 11 to 12 percent over prior year adjusted EPS. For the fiscal 2023 fourth quarter, Air Products' adjusted EPS guidance is $3.04 to $3.14, up seven to 10 percent over fiscal 2022 fourth quarter adjusted EPS.
Effective beginning in the first quarter of fiscal year 2023, management reviews adjusted EPS excluding the impact of non-service related components of the net periodic benefit/cost for the Company's defined benefit pension plans. The projected percentage increase in adjusted EPS for full year fiscal 2023 and fiscal 2023 fourth quarter is calculated using recast fiscal 2022 results to provide a consistent basis for comparison. Refer to the reconciliations of GAAP to non-GAAP historical results below for additional information.
Air Products continues to expect capital expenditures of $5.0 billion to $5.5 billion for full-year fiscal 2023.
Earnings Teleconference
Access the fiscal 2023 third quarter earnings teleconference scheduled for 8:30 a.m. Eastern Time on August 3, 2023 by calling 323-994-2093 and entering passcode 3546489 or by accessing the Event Details page on Air Products’ Investor Relations website.
About Air Products
Air Products (NYSE:APD) is a world-leading industrial gases company in operation for over 80 years focused on serving energy, environmental, and emerging markets. The Company has two growth pillars driven by sustainability. Air Products’ base business provides essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemicals, metals, electronics, manufacturing, and food. The Company also develops, engineers, builds, owns and operates some of the world's largest industrial gas and carbon-capture projects, supplying world-scale clean hydrogen for global transportation, industrial markets, and the broader energy transition. Additionally, Air Products is the world leader in the supply of liquefied natural gas process technology and equipment, and globally provides turbomachinery, membrane systems and cryogenic containers.

The Company had fiscal 2022 sales of $12.7 billion from operations in over 50 countries and has a current market capitalization of about $65 billion. More than 21,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and reimagine what's possible to address the challenges facing customers, communities, and the world. For more information, visit www.airproducts.com or follow us on LinkedIn, Twitter, Facebook or Instagram.

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Cautionary Note Regarding Forward-Looking Statements
This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings and capital expenditure guidance, business outlook and investment opportunities. Forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation: the duration and impacts of the COVID-19 global pandemic and efforts to contain its transmission, including the effect of these factors on our business, our customers, economic conditions and markets generally; changes in global or regional economic conditions, inflation, and supply and demand dynamics in the market segments we serve, including demand for technologies and projects to limit the impact of global climate change; changes in the financial markets that may affect the availability and terms on which we may obtain financing; the ability to implement price increases to offset cost increases; disruptions to our supply chain and related distribution delays and cost increases; risks associated with having extensive international operations, including political risks, risks associated with unanticipated government actions and risks of investing in developing markets; project delays, cost escalations, contract terminations, customer cancellations, or postponement of projects and sales; our ability to safely develop, operate, and manage costs of large-scale and technically complex projects; the future financial and operating performance of major customers, joint ventures, and equity affiliates; our ability to develop, implement, and operate new technologies and to market products produced utilizing new technologies; our ability to execute the projects in our backlog and refresh our pipeline of new projects; tariffs, economic sanctions and regulatory activities in jurisdictions in which we and our affiliates and joint ventures operate; the impact of environmental, tax, safety, or other legislation, as well as regulations and other public policy initiatives affecting our business and the business of our affiliates and related compliance requirements, including legislation, regulations, or policies intended to address global climate change; changes in tax rates and other changes in tax law; safety incidents relating to our operations; the timing, impact, and other uncertainties relating to acquisitions and divestitures, including our ability to integrate acquisitions and separate divested businesses, respectively; risks relating to cybersecurity incidents, including risks from the interruption, failure or compromise of our information systems or those of our business partners or service providers; catastrophic events, such as natural disasters and extreme weather events, public health crises, acts of war, including Russia’s invasion of Ukraine and the ongoing civil war in Yemen, or terrorism; the impact on our business and customers of price fluctuations in oil and natural gas and disruptions in markets and the economy due to oil and natural gas price volatility; costs and outcomes of legal or regulatory proceedings and investigations; asset impairments due to economic conditions or specific events; significant fluctuations in inflation, interest rates, and foreign currency exchange rates from those currently anticipated; damage to facilities, pipelines or delivery systems, including those we own or operate for third parties; availability and cost of electric power, natural gas, and other raw materials; the success of productivity and operational improvement programs; and other risks described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 and subsequent filings we have made with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on our forward-looking statements. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in assumptions, beliefs, or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.
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Media Inquiries:
Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com
Investor Inquiries:
Sidd Manjeshwar, tel: (610) 481-1872; email: manjessj@airproducts.com
Mun Shieh, tel: (610) 481-2951; email: shiehmh@airproducts.com

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Nine Months Ended
	30 June		30 June
(Millions of U.S. Dollars, except for share and per share data)	2023	2022	2023	2022
Sales	$3,033.9	$3,189.3	$9,408.7	$9,128.6
Cost of sales	2,070.7	2,342.1	6,625.8	6,717.3
Selling and administrative expense	238.7	216.9	724.3	676.7
Research and development expense	29.3	24.8	80.9	71.8
Business and asset actions	59.0	—	244.6	—
Other income (expense), net	8.0	21.9	22.9	49.5
Operating Income	644.2	627.4	1,756.0	1,712.3
Equity affiliates' income	165.0	116.1	440.9	384.7
Interest expense	47.4	32.7	129.5	95.5
Other non-operating income (expense), net	(11.7)	10.5	(26.2)	42.2
Income Before Taxes	750.1	721.3	2,041.2	2,043.7
Income tax provision	139.6	134.2	397.0	370.2
Net Income	610.5	587.1	1,644.2	1,673.5
Net income attributable to noncontrolling interests	14.9	5.0	36.6	0.5
Net Income Attributable to Air Products	$595.6	$582.1	$1,607.6	$1,673.0

Per Share Data (U.S. Dollars per share)
Basic earnings per share attributable to Air Products	$2.68	$2.62	$7.23	$7.54
Diluted earnings per share attributable to Air Products	$2.67	$2.62	$7.22	$7.52

Weighted Average Common Shares (in millions)
Basic	222.4	222.0	222.3	222.0
Diluted	222.8	222.5	222.7	222.5

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	30 June	30 September
(Millions of U.S. Dollars)	2023	2022
Assets
Current Assets
Cash and cash items	$1,637.7	$2,711.0
Short-term investments	268.7	590.7
Trade receivables, net	1,934.2	1,794.4
Inventories	663.9	514.2
Prepaid expenses	179.2	156.8
Other receivables and current assets	670.3	515.8
Total Current Assets	5,354.0	6,282.9
Investment in net assets of and advances to equity affiliates	4,493.5	3,353.8
Plant and equipment, at cost	31,715.5	28,160.1
Less: accumulated depreciation	15,202.7	13,999.6
Plant and equipment, net	16,512.8	14,160.5
Goodwill, net	891.6	823.0
Intangible assets, net	358.9	347.5
Operating lease right-of-use assets, net	970.8	694.8
Noncurrent lease receivables	520.0	583.1
Financing receivables	817.2	—
Other noncurrent assets	1,010.7	947.0
Total Noncurrent Assets	25,575.5	20,909.7
Total Assets	$30,929.5	$27,192.6
Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$3,062.2	$2,771.6
Accrued income taxes	108.8	135.2
Short-term borrowings	559.1	10.7
Current portion of long-term debt	217.6	548.3
Total Current Liabilities	3,947.7	3,465.8
Long-term debt	8,466.5	6,433.8
Long-term debt – related party	148.7	652.0
Noncurrent operating lease liabilities	635.5	592.1
Other noncurrent liabilities	1,144.6	1,099.1
Deferred income taxes	1,215.8	1,247.4
Total Noncurrent Liabilities	11,611.1	10,024.4
Total Liabilities	15,558.8	13,490.2
Air Products Shareholders’ Equity	14,138.0	13,144.0
Noncontrolling Interests	1,232.7	558.4
Total Equity	15,370.7	13,702.4
Total Liabilities and Equity	$30,929.5	$27,192.6

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	30 June
(Millions of U.S. Dollars)	2023	2022
Operating Activities
Net income	$1,644.2	$1,673.5
Less: Net income (loss) attributable to noncontrolling interests	36.6	0.5
Net income attributable to Air Products	1,607.6	1,673.0
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	1,001.0	1,005.4
Deferred income taxes	(14.1)	69.0
Business and asset actions	244.6	—
Undistributed earnings of equity method investments	(130.1)	(184.8)
Gain on sale of assets and investments	(5.2)	(21.4)
Share-based compensation	45.8	37.0
Noncurrent lease receivables	60.9	65.5
Other adjustments	152.3	(139.2)
Working capital changes that provided (used) cash, excluding effects of acquisitions:
Trade receivables	(49.2)	(389.7)
Inventories	(133.5)	(80.8)
Other receivables	(98.5)	(22.8)
Payables and accrued liabilities	(375.4)	320.1
Other working capital	(102.8)	(118.1)
Cash Provided by Operating Activities	2,203.4	2,213.2
Investing Activities
Additions to plant and equipment, including long-term deposits	(3,163.5)	(2,139.1)
Acquisitions, less cash acquired	—	(65.1)
Investment in and advances to unconsolidated affiliates	(912.0)	(1,650.9)
Investment in financing receivables	(665.0)	—
Proceeds from sale of assets and investments	13.3	32.8
Purchases of investments	(443.4)	(1,247.9)
Proceeds from investments	766.0	2,219.2
Other investing activities	4.8	6.9
Cash Used for Investing Activities	(4,399.8)	(2,844.1)
Financing Activities
Long-term debt proceeds	2,116.3	357.0
Payments on long-term debt	(605.8)	(400.0)
Net increase in commercial paper and short-term borrowings	567.3	255.0
Dividends paid to shareholders	(1,107.9)	(1,023.9)
Proceeds from stock option exercises	19.5	16.3
Investments by noncontrolling interests	188.8	21.0
Other financing activities	(79.3)	(37.5)
Cash Provided by (Used for) Financing Activities	1,098.9	(812.1)
Effect of Exchange Rate Changes on Cash	24.2	(68.5)
Decrease in cash and cash items	(1,073.3)	(1,511.5)
Cash and cash items – Beginning of year	2,711.0	4,468.9
Cash and Cash Items – End of Period	$1,637.7	$2,957.4
Supplemental Cash Flow Information
Cash paid for taxes, net of refunds	$487.6	$341.3

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Air Products and Chemicals, Inc. and Subsidiaries
BUSINESS SEGMENT INFORMATION
(Unaudited)

(Millions of U.S. Dollars)	Americas	Asia	Europe	Middle East and India	Corporate and other	Total
Three Months Ended 30 June 2023
Sales	$1,260.7	$822.9	$706.6	$39.7	$204.0	$3,033.9
Operating income (loss)	374.8	240.8	176.1	5.8	(94.3)	703.2	(A)
Depreciation and amortization	163.1	108.3	48.6	7.0	12.9	339.9
Equity affiliates' income	29.9	7.5	28.8	95.5	3.3	165.0
Three Months Ended 30 June 2022
Sales	$1,416.3	$751.4	$739.6	$35.4	$246.6	$3,189.3
Operating income (loss)	298.9	210.6	137.4	6.9	(26.4)	627.4	(A)
Depreciation and amortization	160.5	107.6	48.9	6.8	13.4	337.2
Equity affiliates' income	21.4	5.7	20.6	67.2	1.2	116.1

Nine Months Ended 30 June 2023
Sales	$4,018.0	$2,414.6	$2,251.4	$125.9	$598.8	$9,408.7
Operating income (loss)	1,042.0	709.7	495.1	13.8	(260.0)	2,000.6	(A)
Depreciation and amortization	480.8	320.2	141.2	20.2	38.6	1,001.0
Equity affiliates' income	74.4	22.2	76.0	258.5	9.8	440.9
Nine Months Ended 30 June 2022
Sales	$3,827.0	$2,283.0	$2,222.4	$88.0	$708.2	$9,128.6
Operating income (loss)	841.6	635.3	353.0	16.5	(134.1)	1,712.3	(A)
Depreciation and amortization	469.5	330.2	149.0	19.8	36.9	1,005.4
Equity affiliates' income	75.7	18.5	57.8	230.6	2.1	384.7

Total Assets
30 June 2023	$9,547.9	$7,216.5	$4,597.0	$5,182.2	$4,385.9	$30,929.5
30 September 2022	8,237.7	6,968.7	3,645.1	2,980.7	5,360.4	27,192.6
(A)Refer to the "Reconciliations to Consolidated Results" below.

Reconciliation to Consolidated Results
The table below reconciles total operating income disclosed in the tables above to consolidated operating income as reflected on our consolidated income statements:

	Three Months Ended		Nine Months Ended
	30 June		30 June
Operating Income	2023	2022	2023	2022
Total	$703.2	$627.4	$2,000.6	$1,712.3
Business and asset actions	(59.0)	—	(244.6)	—
Consolidated Operating Income	$644.2	$627.4	$1,756.0	$1,712.3

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RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Millions of U.S. Dollars unless otherwise indicated, except for per share data)
We present certain financial measures, other than in accordance with U.S. generally accepted accounting principles ("GAAP"), on an "adjusted" or "non-GAAP" basis. On a consolidated basis, these measures include adjusted diluted earnings per share ("EPS"), adjusted EBITDA, adjusted EBITDA margin, and capital expenditures. On a segment basis, these measures include adjusted EBITDA and adjusted EBITDA margin. In addition to these measures, we also present certain supplemental non-GAAP financial measures to help the reader understand the impact that certain disclosed items, or "non-GAAP adjustments," have on the calculation of our adjusted diluted EPS. For each non-GAAP financial measure, we present a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP.
In many cases, non-GAAP financial measures are determined by adjusting the most directly comparable GAAP measure to exclude non-GAAP adjustments that we believe are not representative of our underlying business performance. For example, we exclude the impact of the non-service components of net periodic benefit/cost for our defined benefit pension plans as further discussed below. Additionally, we may exclude certain expenses associated with cost reduction actions, impairment charges, and gains on disclosed transactions. The reader should be aware that we may recognize similar losses or gains in the future.
When applicable, the tax impact of our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax impact of our non-GAAP adjustments. These tax impacts are primarily driven by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions.
We provide these non-GAAP financial measures to allow investors, potential investors, securities analysts, and others to evaluate the performance of our business in the same manner as our management. We believe these measures, when viewed together with financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results. However, we caution readers not to consider these measures in isolation or as a substitute for the most directly comparable measures calculated in accordance with GAAP. Readers should also consider the limitations associated with these non-GAAP financial measures, including the potential lack of comparability of these measures from one company to another.
NON-GAAP ADJUSTMENTS
Business and Asset Actions
Our consolidated income statement for the three months ended 30 June 2023 reflects a charge of $59.0 ($51.2 attributable to Air Products after tax, or $0.23 per share) for strategic business and asset actions intended to optimize costs and focus resources on our growth projects. The charge, which was not recorded in segment results, included a noncash charge of $32.0 to write off assets related to our exit from certain projects previously under construction as well as an expense of $27.0 for severance and other benefits associated with position eliminations and the restructuring of certain organizations.
Non-service Pension Cost (Benefit), Net
Effective beginning in fiscal year 2023, our adjusted EPS excludes the impact of non-service related components of net periodic benefit/cost for our defined benefit pension plans. The prior year non-GAAP financial measures presented below have been recast accordingly to conform to the fiscal year 2023 presentation. Non-service related components are recurring, non-operating items that include interest cost, expected returns on plan assets, prior service cost amortization, actuarial loss amortization, as well as special termination benefits, curtailments, and settlements. The net impact of non-service related components is reflected within “Other non-operating income (expense), net” on our consolidated income statements. Adjusting for the impact of non-service pension components provides management and users of our financial statements with a more accurate representation of our underlying business performance because these components are driven by factors that are unrelated to our operations, such as recent changes to the allocation of our pension plan assets associated with de-risking as well as volatility in equity and debt markets. Further, non-service related components are not indicative of our defined benefit plans’ future contribution needs due to the funded status of the plans.

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ADJUSTED DILUTED EPS
The table below provides a reconciliation to the most directly comparable GAAP measure for each of the major components used to calculate adjusted diluted EPS from continuing operations, which we view as a key performance metric. In periods that we have non-GAAP adjustments, we believe it is important for the reader to understand the per share impact of each such adjustment because management does not consider these impacts when evaluating underlying business performance. Per share impacts are calculated independently and may not sum to total diluted EPS and total adjusted diluted EPS due to rounding.

	Three Months Ended 30 June
Q3 2023 vs. Q3 2022	Operating Income	Equity Affiliates' Income	Other Non-Operating Income/Expense, Net	Income Tax Provision	Net Income Attributable to Air Products	Diluted EPS
Q3 2023 GAAP	$644.2	$165.0	($11.7)	$139.6	$595.6	$2.67
Q3 2022 GAAP	627.4	116.1	10.5	134.2	582.1	2.62
$ Change GAAP						$0.05
% Change GAAP						2%

Q3 2023 GAAP	$644.2	$165.0	($11.7)	$139.6	$595.6	$2.67
Business and asset actions	59.0	—	—	7.8	51.2	0.23
Non-service pension cost, net	—	—	22.0	5.4	16.6	0.07
Q3 2023 Non-GAAP ("Adjusted")	$703.2	$165.0	$10.3	$152.8	$663.4	$2.98

Q3 2022 GAAP	$627.4	$116.1	$10.5	$134.2	$582.1	$2.62
Non-service pension benefit, net	—	—	(9.5)	(2.3)	(7.2)	(0.03)
Q3 2022 Non-GAAP ("Adjusted")	$627.4	$116.1	$1.0	$131.9	$574.9	$2.58
$ Change Non-GAAP ("Adjusted")						$0.40
% Change Non-GAAP ("Adjusted")						16%

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ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
We define adjusted EBITDA as net income less income from discontinued operations, net of tax, and excluding non-GAAP adjustments, which we do not believe to be indicative of underlying business trends, before interest expense, other non-operating income (expense), net, income tax provision, and depreciation and amortization expense. Adjusted EBITDA and adjusted EBITDA margin provide useful metrics for management to assess operating performance. Margins are calculated independently for each period by dividing each line item by consolidated sales for the respective period and may not sum to total margin due to rounding.
The tables below present consolidated sales and a reconciliation of net income on a GAAP basis to adjusted EBITDA and net income margin on a GAAP basis to adjusted EBITDA margin:

	Q1		Q2		Q3		Q4		Q3 YTD Total
2023	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Sales	$3,174.7		$3,200.1		$3,033.9				$9,408.7

Net income and net income margin	$583.8	18.4%	$449.9	14.1%	$610.5	20.1%			$1,644.2	17.5%
Less: Income from discontinued operations, net of tax	—	—%	—	—%	—	—%			—	—%
Add: Interest expense	41.2	1.3%	40.9	1.3%	47.4	1.6%			129.5	1.4%
Less: Other non-operating income (expense), net	(0.6)	—%	(13.9)	(0.4%)	(11.7)	(0.4%)			(26.2)	(0.3%)
Add: Income tax provision	136.4	4.3%	121.0	3.8%	139.6	4.6%			397.0	4.2%
Add: Depreciation and amortization	321.5	10.1%	339.6	10.6%	339.9	11.2%			1,001.0	10.6%
Add: Business and asset actions	—	—%	185.6	5.8%	59.0	1.9%			244.6	2.6%
Adjusted EBITDA and adjusted EBITDA margin	$1,083.5	34.1%	$1,150.9	36.0%	$1,208.1	39.8%			$3,442.5	36.6%

	Q1		Q2		Q3		Q4		Q3 YTD Total
2022	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Sales	$2,994.2		$2,945.1		$3,189.3		$3,570.0		$9,128.6

Net income and net income margin	$549.6	18.4%	$536.8	18.2%	$587.1	18.4%	$593.0	16.6%	$1,673.5	18.3%
Less: Income from discontinued operations, net of tax	—	—%	—	—%	—	—%	12.6	0.4%	—	—%
Add: Interest expense	30.5	1.0%	32.3	1.1%	32.7	1.0%	32.5	0.9%	95.5	1.0%
Less: Other non-operating income (expense), net	22.6	0.8%	9.1	0.3%	10.5	0.3%	20.2	0.6%	42.2	0.5%
Add: Income tax provision	113.3	3.8%	122.7	4.2%	134.2	4.2%	130.6	3.7%	370.2	4.1%
Add: Depreciation and amortization	332.3	11.1%	335.9	11.4%	337.2	10.6%	332.8	9.3%	1,005.4	11.0%
Add: Business and asset actions	—	—%	—	—%	—	—%	73.7	2.1%	—	—%
Add: Equity method investment impairment charge	—	—%	—	—%	—	—%	14.8	0.4%	—	—%
Adjusted EBITDA and adjusted EBITDA margin	$1,003.1	33.5%	$1,018.6	34.6%	$1,080.7	33.9%	$1,144.6	32.1%	$3,102.4	34.0%

2023 vs. 2022	Q1		Q2		Q3				Q3 YTD Total
Change GAAP
Net income $ change	$34.2		($86.9)		$23.4				($29.3)
Net income % change	6%		(16%)		4%				(2%)
Net income margin change	— bp		(410) bp		170 bp				(80) bp
Change Non-GAAP
Adjusted EBITDA $ change	$80.4		$132.3		$127.4				$340.1
Adjusted EBITDA % change	8%		13%		12%				11%
Adjusted EBITDA margin change	60 bp		140 bp		590 bp				260 bp

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The tables below present sales and a reconciliation of operating income and operating margin to adjusted EBITDA and adjusted EBITDA margin for the Company's three largest regional segments for the three months ended 30 June 2023 and 2022:

Americas	Q3 FY23	Q3 FY22	$ Change	Change
Sales	$1,260.7	$1,416.3	($155.6)	(11%)

Operating income	$374.8	$298.9	$75.9	25%
Operating margin	29.7%	21.1%		860	bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$374.8	$298.9
Add: Depreciation and amortization	163.1	160.5
Add: Equity affiliates' income	29.9	21.4
Adjusted EBITDA	$567.8	$480.8	$87.0	18%
Adjusted EBITDA margin	45.0%	33.9%		1,110	bp

Asia	Q3 FY23	Q3 FY22	$ Change	Change
Sales	$822.9	$751.4	$71.5	10%

Operating income	$240.8	$210.6	$30.2	14%
Operating margin	29.3%	28.0%		130	bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$240.8	$210.6
Add: Depreciation and amortization	108.3	107.6
Add: Equity affiliates' income	7.5	5.7
Adjusted EBITDA	$356.6	$323.9	$32.7	10%
Adjusted EBITDA margin	43.3%	43.1%		20	bp

Europe	Q3 FY23	Q3 FY22	$ Change	Change
Sales	$706.6	$739.6	($33.0)	(4%)

Operating income	$176.1	$137.4	$38.7	28%
Operating margin	24.9%	18.6%		630	bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$176.1	$137.4
Add: Depreciation and amortization	48.6	48.9
Add: Equity affiliates' income	28.8	20.6
Adjusted EBITDA	$253.5	$206.9	$46.6	23%
Adjusted EBITDA margin	35.9%	28.0%		790	bp

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CAPITAL EXPENDITURES
We define capital expenditures as cash flows for additions to plant and equipment, including long-term deposits, acquisitions (less cash acquired), investment in and advances to unconsolidated affiliates, and investment in financing receivables on our consolidated statement of cash flows. Beginning in fiscal year 2023, we adjust capital expenditures to exclude NEOM Green Hydrogen Company (“NGHC”) spending reflected in “Additions to plant and equipment, including long-term deposits” that is ultimately funded through our joint venture partners' equity contributions to NGHC as well as non-recourse project financing obtained by NGHC. We believe adjusting for NGHC expenditures not funded by Air Products' equity to arrive at capital expenditures provides users of our financial statements with a better understanding of the investment on which we expect to make a return.
A reconciliation of cash used for investing activities to our reported capital expenditures is provided below:

	Nine Months Ended
	30 June
	2023	2022
Cash used for investing activities	$4,399.8	$2,844.1
Proceeds from sale of assets and investments	13.3	32.8
Purchases of investments	(443.4)	(1,247.9)
Proceeds from investments	766.0	2,219.2
Other investing activities	4.8	6.9
NGHC expenditures not funded by Air Products' equity	(656.0)	—
Capital expenditures	$4,084.5	$3,855.1
The components of our capital expenditures are detailed in the table below:

	Nine Months Ended
	30 June
	2023	2022
Additions to plant and equipment, including long-term deposits	$3,163.5	$2,139.1
Acquisitions, less cash acquired	—	65.1
Investment in and advances to unconsolidated affiliates	912.0	1,650.9
Investment in financing receivables	665.0	—
NGHC expenditures not funded by Air Products' equity	(656.0)	—
Capital expenditures	$4,084.5	$3,855.1
Outlook for Investing Activities
It is not possible, without unreasonable efforts, to reconcile our forecasted capital expenditures to future cash used for investing activities because we are unable to identify the timing or occurrence of our future investment activity, which is driven by our assessment of competing opportunities at the time we enter into transactions. These decisions, either individually or in the aggregate, could have a significant effect on our cash used for investing activities.
We expect capital expenditures for fiscal year 2023 to be $5.0 billion to $5.5 billion.

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OUTLOOK
The guidance provided below is on an adjusted continuing operations basis and is compared to adjusted historical diluted EPS attributable to Air Products. These adjusted measures exclude the impact of certain items that we believe are not representative of our underlying business performance, such as the non-service components of net periodic benefit/cost for our defined benefit pension plans, the incurrence of costs for business, asset, and cost reduction actions and impairment charges, or the recognition of gains or losses on certain disclosed items. The per share impact for each of our non-GAAP adjustments is calculated independently and may not sum to total adjusted diluted EPS due to rounding.
It is not possible, without unreasonable efforts, to identify the timing or occurrence of similar future events or the potential for other transactions that may impact future GAAP EPS. Furthermore, it is not possible to identify the potential significance of these events in advance; however, any of these events, if they were to occur, could have a significant effect on our future GAAP EPS. Accordingly, management is unable to fully reconcile, without unreasonable efforts, our forecasted range of adjusted EPS on a continuing operations basis to a comparable GAAP range.

	Diluted EPS
	Q4	Full Year
2022 Diluted EPS	$2.56	$10.08
Business and asset actions	0.27	0.27
Equity method investment impairment charge	0.05	0.05
2022 Adjusted Diluted EPS	$2.89	$10.41
Per share impact of non-service pension benefit, net(A)	(0.04)	(0.15)
2022 Adjusted Diluted EPS, excluding per share impact of non-service pension benefit, net(A)	$2.85	$10.25
2023 Adjusted Diluted EPS Outlook(A)	$3.04–$3.14	$11.40–$11.50
$ Change(A)	0.19–0.29	1.15–1.25
% Change(A)	7%–10%	11%–12%
(A)Fiscal year 2022 diluted EPS has been adjusted as illustrated and as discussed in the Adjusted Diluted EPS Reflecting Adjustments for Non-Service Pension Impacts section below in order to present fiscal year 2022 results and fiscal year 2023 guidance on a consistent basis. Actual non-service pension impacts depend in part on external factors that are impossible to predict, such as volatility in equity and debt markets. Accordingly, management is unable to fully reconcile the earnings per share impact of our projection to GAAP EPS.

ADJUSTED DILUTED EPS REFLECTING ADJUSTMENTS FOR NON-SERVICE PENSION IMPACTS
Effective beginning in the first quarter of fiscal year 2023, management reviews adjusted earnings per share excluding the impact of non-service related components of net periodic benefit/cost for our defined benefit pension plans. Non-GAAP financial measures for the fourth quarter and full year fiscal year 2022 have been recast accordingly in the table below to allow readers to compare fiscal year 2022 results and fiscal year 2023 guidance on a consistent basis. The per share impacts reflected in this table are calculated independently and may not sum to total adjusted diluted EPS due to rounding. For additional time periods, please refer to our Investor Relations website.

	Fiscal Year 2022
	Q4	Full Year
Non-service pension benefit, net – before tax	$11.3	$44.7
Tax impact	(2.7)	(10.8)
Non-service pension benefit, net – after tax	$8.6	$33.9

Weighted Average Common Shares — Diluted (in millions)	222.5	222.5

Non-GAAP Measures Reflecting Adjustments for Non-Service Pension Impacts:
Adjusted diluted EPS as reported	$2.89	$10.41
Per share impact of non-service pension benefit, net(A)	(0.04)	(0.15)
Adjusted diluted EPS, excluding per share impact of non-service pension benefit, net	$2.85	$10.25
(A)Calculated as "Non-service pension benefit, net – after tax" divided by "Weighted average common shares – diluted."